Exhibit 99.1

POSTER NO. PS108

Efficacy and safety of once-daily fluticasone furoate/vilanterol 200/25mcg compared with twice-daily fluticasone propionate 500mcg in asthma patients of Asian ancestry

Jiangtao L(1), Crawford J(2), Jacques L(3), Stone S(3)

(1)Department of Respiratory Diseases, China-Japan Friendship Hospital, Beijing 100029, China

(2)Quantitative Sciences Division, GlaxoSmithKline, Uxbridge, UK

(3)Respiratory Medicines Development Centre, GlaxoSmithKline, Uxbridge, UK

INTRODUCTION

•                  Fluticasone furoate (FF)/vilanterol (VI) is a novel once-daily ICS/long-acting beta2-agonist (LABA) combination therapy for the treatment of asthma.

•                  Fluticasone proprionate (FP) is an inhaled corticosteroid (ICS) taken twice daily via the DISKUSTM inhaler for the treatment of asthma.

•                  FF/VI delivered via the ELLIPTATM dry powder inhaler, has demonstrated 24h effectiveness in asthma patients in global studies(1),(2)

•   The 200/25mcg strength significantly improved lung function versus FP 500mcg twice daily over 24 weeks.(2)

•           Responses to pharmacotherapy can vary across ethnic groups,(3),(4) including in Asian patients.(4)

OBJECTIVES

•                  To evaluate the efficacy and safety of once-daily FF/VI 200/25mcg administered in the evening, compared with twice-daily FP 500mcg administered in the morning and evening, in asthma patients of Asian ancestry.

METHODS

•                  A randomised, double-blind, double-dummy, active-comparator, parallel-group, 12-week multicentre study.

•                  Inclusion criteria: aged >12 years; FEV1 40–90% predicted; reversibility of >12% and >200mL within 10–40  minutes following 2–4 inhalations of salbutamol; treated with stable high-dose ICS or mid-dose ICS/LABA therapy for >4 weeks prior to Screening.

•                  Patients were randomised (1:1) to receive FF/VI 200/25mcg once daily via the ELLIPTA device (equivalent to a delivered dose of FF/VI 184/22mcg) or FP 500mcg twice daily via the DISKUS inhaler for 12 weeks.

•                  Primary endpoint: mean change from baseline in daily evening peak expiratory flow (PEF) averaged over the 12-week treatment period.

•                  Secondary endpoints (Weeks 1–12, unless stated)

•   Change from baseline in % rescue-free 24h periods

•   Mean change from baseline in morning PEF (averaged over Weeks 1–12)

•   Change from baseline in % symptom-free 24h periods

•   Change from baseline in AQLQ+12 Total score (measured at Week 12).

•                  A step-down statistical hierarchy was applied to account for multiplicity across endpoints. Testing of each endpoint was dependent on the achievement of significance at the 5% level for the previous endpoint, in the following order

•   Evening PEF > % rescue-free 24h periods > morning PEF > % symptom-free 24h periods > AQLQ score.

•                  Safety endpoints included incidence of adverse events (AEs), vital signs, electrocardiogram and laboratory evaluations.

RESULTS

Table 1. Demographic and baseline characteristics
(ITT population)

	FF/VI 200/25	FP 500
	OD N=155	BD N=154	Total N=309
Age (years)	46.9 (12.93)	48.8 (13.41)	47.9 (13.19)
Male, n (%)	59 (38)	68 (44)	127 (41)
Duration of asthma	12.39	13.44	12.91
(years)	(12.857)	(13.551)	(13.196)
Lung function parameters
FEV1 (L)	1.78 (0.493)	1.77 (0.552)	1.77 (0.523)
% predicted FEV1	67.51	67.55	67.53
	(13.249)	(13.432)	(13.319)
% reversibility FEV1	27.31	26.98	27.14
at screening	(14.570)	(14.262)	(14.395)

Data are mean (SD) unless otherwise stated; OD=once daily; BD=twice daily

RESULTS

Efficacy

•                    FF/VI and FP improved evening PEF compared with baseline
(Figure 1)

•   Change from baseline with FF/VI was 39.1L/min (standard error=3.01) and with FP was 10.5L/min (3.03)

•   The effect was statistically significantly better (p<0.001) with FF/VI compared with FP (28.5L/min; 95% confidence interval [CI]: 20.1, 36.9).

•                    Improvements in % rescue-free 24h periods were similar for FF/VI and FP

•   The equivalent number of rescue-free days per week was 2.3 with FF/VI and 2.2 with FP

•   The adjusted treatment difference (1.0%; 95% CI: —7.3, 9.2) was not statistically significant (p=0.821) (Figure 2).

•                    Due to the statistical hierarchy, significance for remaining endpoints could not be inferred.

•                    There were numerical improvements in the remaining secondary endpoints for FF/VI compared with FP (Figure 2).

RESULTS

Safety

•                    Incidence of AEs, treatment-related AEs and serious AEs was low and similar for FF/VI and FP (Table 2).

•                    There were no fatal AEs.

•                    The only treatment-related SAE was asthma (FP 500mcg).

•                    Pneumonia was reported by two patients (both with FF/VI 200/25mcg); neither required hospitalisation.

•                    There were no clinically significant changes in vital signs, electrocardiogram parameters or clinical laboratory evaluations.

Table 2. Summary of adverse events (ITT population)

	FF/VI 200/25	FP 500
	OD	BD
	N=155	N=154
All AEs
On-treatment	40 (26)	41 (27)
On-treatment, treatment-related	5 (3)	5 (3)
On-treatment leading to withdrawal	2 (1)	2 (1)
Post-treatment	0	1 (<1)
SeriousAEs
On-treatment	1 (<1)	2 (1)
On-treatment, treatment-related	0	1 (<1)
Most frequent(a) on-treatment AEs
Upper respiratory tract infection	13 (8)	18 (12)
Nasopharyngitis	6 (4)	6 (4)
Rhinitis allergic	5 (3)	2 (1)
Oropharyngeal pain	4 (3)	1 (<1)

(a)Occurring in >3% of patients in either treatment group

CONCLUSIONS

•                    FF/VI 200/25mcg once daily demonstrated clinically and statistically significant improvements in evening PEF compared with FP 500mcg twice daily in Asian asthma patients uncontrolled on high-dose ICS or mid-dose ICS/LABA.

•                    There were numerical improvements across the secondary endpoints with FF/VI 200/25mcg versus FP 500mcg.

•                    The safety profile of FF/VI 200/25mcg was broadly similar to that of FP 500mcg.

•                    The results are generally consistent with a previously published global study that compared FF/VI 200/25mcg with FP 500mcg.(2)

REFERENCES

(1)         Woodcock A, et al. Chest 2013;144:1222–9.

(2)         O’Byrne PM, et al. Eur Respir J 2013;Oct 17:ePub ahead of print.

(3)         Bjornsson TD,et al. J Clin Pharmacol 2003;43:943–67.

(4)         Huang SM, et al. Clin Pharmacol Ther 2008;84:287–94.

ACKNOWLEDGMENTS

•                    The presenting author, Dr Jiangtao Lin has received speaker’s honoraria from AstraZeneca, GlaxoSmithKline and MSD, and has been a member of global advisory boards for Boehringer Ingelheim.

•                    The study was funded by GlaxoSmithKline (GSK study code HZA113714 (clinicaltrials.gov registration number: NCT01498653).

•                    Editorial support (in the form of writing assistance, assembling tables and figures, collating author comments, grammatical editing and referencing) was provided by Laura Maguire, MChem at Gardiner-Caldwell Communications (Macclesfield, UK) and was funded by GlaxoSmithKline.

DISKUS™ and ELLIPTA™ are trade marks of the GlaxoSmithKline group of companies

Presented at the 18th Congress of the Asian Pacific Society of Respirology, Yokohama, Japan, 11–14 November 2013